Exhibit 8.2

May 29, 2002
ATTORNEYS AT LAW	Palo Alto, CA
650 843-5000
One Maritime Plaza
20th Floor	Menlo Park, CA
San Francisco, CA	650 843-5000
94111-3580
Main 415 693-2000	San Diego, CA
Fax 415 951-3699	619 550-6000

www.cooley.com	Broomfield,CO
720 566-4000
LEA ANNE STORUM
415 693-2029	Denver, CO
storumla@cooley.com	303 606-4800

Oplink Communications, Inc.
3469 North First Street
San Jose, CA 95134-1803

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger and Reorganization dated as of March 18, 2002 (the “Reorganization Agreement”) by and among Avanex Corporation, a Delaware corporation (“Parent”), Pearl Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Oplink Communications, Inc., a Delaware corporation (the “Company”).

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	the Reorganization Agreement;

(b)	the Registration Statement, which includes the Preliminary Prospectus of Parent (the “Preliminary Prospectus”);

(c)	those certain tax representation letters dated May 14, 2002, delivered to us by Parent, Merger Sub and the Company (the “Tax Representation Letters”); and

(d)
such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

Oplink Communications, Inc.
May 29, 2002
Page Two

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)
Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents not previously executed will be, by the Effective Time, duly and validly executed and delivered;

(b)
All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times and any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(c)	All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)	The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below and with the Tax Representation Letters;

(e)	The Merger will be effective under applicable state law; and

(f)	The opinion of even date herewith rendered by Wilson Sonsini Goodrich & Rosati, P.C. to Parent and filed as Exhibit 8.1 to the Registration Statement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

In addition, with regard to the Registration Statement and the discussion entitled “Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, assumptions and caveats contained herein and therein, such discussion constitutes our opinion of the material United States Federal income tax consequences of the Merger.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement.

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to certain federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on our interpretation of the Internal Revenue Code of 1986, as amended, existing judicial decisions and administrative guidance including regulations and published rulings. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Oplink Communications, Inc.
May 29, 2002
Page Three

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of the Company’s stockholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

We consent to the reference to our firm under the caption “Material Federal Income Tax Consequences” in the Preliminary Prospectus and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

/s/    Lea Anne Storum

LAS:ls